Exhibit 99.1

CONSOL Energy Reports 5th Consecutive Quarter of Record Coal Revenue;
Baltimore Terminal Continues Strong Shipments;
Earnings Rise from Year-Earlier Quarter

PITTSBURGH (    July 28, 2011) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported adjusted net income1 of $174 million, or $0.76 per diluted share, in the quarter ended June 30, 2011. This is an increase of 69% from the adjusted net income of $103 million for the quarter ended June 30, 2010. The financial results were aided largely by the Coal Division, which posted record revenue of $1.212 billion. This was the fifth consecutive quarter of record revenue for the Coal Division.

GAAP net income for the quarter was $77 million, or $0.34 per diluted share, compared to $67 million, or $0.29 per diluted share from the year-earlier quarter.

Higher-than-expected coal sales of 16.4 million tons, coupled with higher coal prices, were the primary drivers for the record $1.5 billion in total company revenue. For the quarter, coal margins expanded by $7.09 per ton, to $21.56 per ton, mainly driven by higher sales prices. Most of the increase in average realized prices came from the company's low-vol coal sales, where realized prices were $207 per short ton, FOB mine. This approximates an FOB Terminal price of $282 per metric tonne.

“Our coal and gas operations continued to show improved results in safety, with incidence rates down 25% from the year-earlier quarter,” commented J. Brett Harvey, chairman and chief executive officer. “We exceeded our expectations on coal production and our sales team sold a record 1.5 million tons of Bailey coal into the high-vol coking coal market."

"Strategically," continued Mr. Harvey, "CONSOL Energy is participating fully in the growth of global coal markets. In 2011, we plan to export 10 million tons, which should generate over $1 billion in revenue. In the second quarter, our Baltimore Terminal loaded a near-record 41 vessels and shipped 3.4 million tons of coal. To accommodate future growth, we are expanding our terminal, we are developing the BMX Mine in the Pittsburgh seam, and we are re-starting our Amonate Mining Complex. All three of these coal projects are driven by increased worldwide coal demand."

For the first time in decades, CONSOL's coal division has generated more cash from our met business than from our thermal business; this demonstrates our significant presence in the growing metallurgical markets.

Expanding coal margins also drove a meaningful increase in adjusted EBITDA and Cash Flow from Operations. Adjusted EBITDA in the quarter ended June 30, 2011 was $472 million. Cash flow from operations was $360 million while capital expenditures were $331 million.

CONSOL Energy's Gas Division continued to make progress towards its primary objective of delineating the company's extensive Marcellus Shale holdings. The recent drilling results, combined with our low cost structure, have led the company to contract for two additional rigs, as announced on July 14. This will bring the horizontal rig count to six, as of October 1.

Despite significantly higher gas volumes, the company saw reduced profitability within the Gas Division when compared with the June quarter ended 2010. Unit gas margins fell, primarily due to much lower realized gas prices. Unit costs increased by only 3%, which the company considers notable in this inflationary environment.

The company continues to explore options for monetizing a portion of its Marcellus Shale acreage.

1The terms "adjusted net income" and "adjusted EBITDA" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010	2011	2010
Sales - Company Produced (millions of tons)	1.4	1.0	1.5	0.8	13.5	14.1
Coal Production (millions of tons)	1.4	1.0	1.5	0.8	12.5	13.1
Average Realized Price Per Ton - Company Produced	$207.05	$151.34	$81.75	$78.56	$59.24	$53.73
Operating Costs Per Ton	$50.01	$48.31	$35.69	$32.18	$37.68	$34.73
Non-Operating Charges Per Ton	$12.12	$11.41	$7.62	$5.70	$8.03	$6.64
DD&A Per Ton	$6.65	$4.52	$6.22	$4.24	$6.07	$4.88
Total Cost Per Ton - Company Produced	$68.78	$64.24	$49.53	$42.12	$51.78	$46.25
Average Margin Per Ton, before DD&A	$144.92	$91.62	$38.44	$40.68	$13.53	$12.36
Cash Flow before Cap. Ex and DD&A	$203	$92	$58	$33	$183	$174
Ending Inventory (MM tons)	0.2	0.1	N/A	N/A	1.6	2.9
Sales and production include CONSOL Energy's portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, and production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. N/A means not applicable; there is no inventory in the High-Vol segment.

Total costs per ton, across all of CONSOL Energy's coal production in the quarter ended June 30, 2011 were $53.07, up $5.79, or 12%, from $47.28 in the quarter ended June 30, 2010. Of this increase, $0.73 was directly related to the company receiving higher realizations. Other costs directly related to operations were up $2.31 per ton, as the company continued to invest in projects that improve the safety and efficiency of its mines. DD&A was higher by $1.31 per ton to reflect depreciating an expanded coal capital base. This proved to be money well spent, because the company produced at a level higher than expected, while achieving a revenue expansion of $12.88 per ton.
Coal production in the quarter consisted of 1.4 million tons of low-vol, 1.5 million tons of high-vol, and 12.5 million tons of thermal, for a total of 15.4 million tons.
Of the thermal coal production, 11.3 million tons were from Northern Appalachia and 1.2 million tons were from Central Appalachia.
During the second quarter, thermal coal inventory decreased by 0.9 million tons to 1.6 million tons, when compared to the quarter ended March 31, 2011.
Coal Marketing Update:

Low-Vol: Strong demand for Buchanan low-vol coal continues to contribute to attractive pricing. Low-vol supply remains very tight, as some U.S. producers have experienced lost production due to weather and underground mining conditions. Australian producers continue to struggle with returning to normal production patterns, due to labor issues and slow recovery from weather and flooding earlier in the year. CONSOL has 0.9 million tons of unpriced Buchanan coal for the second half of 2011. For all of 2011, Buchanan sales are targeted at 5.0 million tons.

High-Vol: High-vol tons continue to grow their footprint in the met markets, during the second quarter, tons have been sold into two new markets for testing purposes. Should these tests prove favorable, CONSOL plans to grow the high-vol market in the U.S., Europe, South America, and Asia. High-vol sales in 2011 are now projected to be 4.9 million tons.

U.S. Thermal: CONSOL is sold out for this category in 2011. Customer demand remains strong, due to the hot weather in the Eastern U.S. Price negotiations have begun for 2012 business. During the quarter, increased pricing added approximately $100 million of additional revenue potential to 2012 versus 2011. CONSOL expects to continue to improve realizations for open tonnage for 2012 and 2013 deliveries.

European Thermal: Demand for coal-fired generation in Europe continues to grow. During the second quarter, CONSOL shipped 640,000 tons of thermal coal to Europe. Additionally, 660,000 tons of new thermal sales were booked in the quarter at an FOB mine price of $75 per ton. European sales continue at prices equal to or better than comparable domestic prices. The total target for European thermal sales in 2011 is now 2.3 million tons.

Gas Division Results:

The Gas Division drilled 40 wells in the first half of 2011, and with the expected arrival of two more rigs by October 1, expects to drill a total of 85 Marcellus Shale wells in the year.

Marcellus Shale drilling results throughout the three regions have met or exceeded expectations. Production in Southwestern Pennsylvania is flowing as predicted from several pads in the Nineveh area of Greene County. The first wells drilled in Central Pennsylvania, on the DeArmitt pad, should begin flowing unimpeded once a dedicated pipeline is installed late in the September quarter. Similarly, in Northern West Virginia, wells on the Alton pad should begin flowing unimpeded when compression is added within the next few days.

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	June 30, 2011	June 30, 2010
Total Revenue and Other Income ($ MM)	$210.0	$208.5
Net Income	$17.1	$33.5
Net Cash from Operating Activities ($ MM)	$85.3	$98.4
Total Period Production (Bcf)	37.5	31.9
Average Daily Production (MMcf)	411.6	350.2
Capital Expenditures ($ MM)	$168.6	$123.5
Production results are net of royalties.

Coalbed Methane (CBM): Total production was 22.9 Bcf, an increase of 0.4% from the 22.8 Bcf produced in the year-earlier quarter.

Marcellus Shale: Total production was 6.0 Bcf, an increase of 160.9% from the 2.3 Bcf produced in the year-earlier quarter. The increase is attributable to more drilling. Through the first six months of 2011, 40 horizontal Marcellus Shale wells have been drilled.

Conventional: Total production was 8.0 Bcf, an increase of 25.0% from the 6.4 Bcf produced in the year-earlier quarter. The increase is largely attributable to having three months' worth of production from the Dominion acquisition in the just-ended quarter, versus only having two months' worth in the earlier quarter.

PRICE AND COST DATA PER MCF — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	June 30, 2011	June 30, 2010
Average Sales Price	$5.07	$6.03
Costs - Production
Lifting	$0.71	$0.48
Production Taxes	$0.11	$0.11
DD&A	$1.13	$1.33
Total Production Costs	$1.95	$1.92

Costs - Gathering
Operating Costs	$0.63	$0.44
Transportation	$0.29	$0.51
DD&A	$0.24	$0.21
Total Gathering Costs	$1.16	$1.16

Costs - Administration	$0.75	$0.67

Total Costs	$3.86	$3.75

Margin	$1.21	$2.28
Note: Costs − Administration excludes incentive compensation and other corporate expenses.

CONSOL Energy 2011 Production Guidance
On July 14, CONSOL Energy increased its 2011 coal production guidance from 60-62 million tons to 62-63 million tons. It is now increasing the 2012 and 2013 coal production guidance by 1.0 million tons to a range of 60.5-62.5 million tons per year. Costs per ton for the third and fourth quarters of 2011 are now estimated to be up about $1 per ton from the $53.07 per ton just reported in the second quarter.

The company is maintaining its 2011 gas production guidance of between 150-160 Bcf.

Total hedged gas production in the 2011 third quarter is 23.9 Bcf, at an average price of $5.12 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2011	2012	2013
Total Yearly Production (Bcf)	150-160	N/A	N/A
Volumes Hedged (Bcf), as of 7/13/11	84.0	58.4	33.1
Average Hedge Price ($/Mcf)	$5.21	$5.52	$5.21

COAL DIVISION GUIDANCE

	3Q 2011	2011	2012	2013
Estimated Coal Production (millions of tons)	14.4-14.8	62-63	60.5-62.5	60.5-62.5
Est. Low-Vol Met Sales	1.2	5.0	5.0	5.0
Tonnage: Firm	0.8	4.1	0.8	0.2
Tonnage: Open	0.4	0.9	4.2	4.8
Avg. Price: Sold (Firm)	$202.41	$188.98	$176.20	$81.82
Price: Estimated (For open tonnage)	$210-$220	$210-$220	N/A	N/A
Est. High-Vol Met Sales	1.1	4.9	5.0	5.0
Tonnage: Firm	0.9	4.4	0.5	0.2
Tonnage: Open	0.2	0.5	4.5	4.8
Avg. Price: Sold (Firm)	$76.67	$77.89	$83.97	$90.20
Price: Estimated (For open tonnage)	$75-$85	$75-$85	N/A	N/A
Est. Thermal Sales	12.3	approx. 53	50-52	50-52
Tonnage: Firm	12.3	53.0	24.9	16.0
Tonnage: Open	—	—	N/A	N/A
Avg. Price: Sold (Firm)	$59.61	$58.25	$61.20	$60.44
Price: Estimated (For open tonnage)	N/A	N/A	N/A	N/A
Note: N/A means not available or not forecasted. In the thermal sales category, the open tonnage includes 5.8 million collared tons in 2012, with a ceiling of $51.60 per ton, and 6.9 million collared tons in 2013, with a ceiling of $56.88 per ton. Total estimated coal production for 2012 and 2013 includes .5 million tons of mid-vol production from Amonate. The Amonate tons are not included in the category breakdowns. None of those tons have yet been sold.

Liquidity
As of June 30, 2011, CONSOL Energy had $1,388.4 million in total liquidity, which is comprised of $25.2 million of cash, $130 million available under the accounts receivable securitization facility, and $1,233.2 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $266.8 million.
As of June 30, 2011, CNX Gas Corporation had $670.3 million in total liquidity, which is comprised of $1.3 million of cash and $669 million available to be borrowed under its $1.0 billion bank facility. CNX Gas has $260.8 million drawn under its credit facility, and outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in five states and reports proven and probable coal reserves of 4.4 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.7 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: Adjusted earnings and adjusted earnings per share are defined as GAAP net income and GAAP earnings per share that are adjusted for certain items usually not considered by securities analysts in their estimates of net income and earnings per share. By reporting our results on the same basis as analysts model them, we believe we are improving the inherent understanding of the on-going strength of CONSOL's assets. For CONSOL Energy in the just-ended quarter, these adjustments were for an asset abandonment and a loss on debt extinguishment. For the prior year quarter, the adjustments were for financing and acquisition fees, certain non-cash charges for Fola reclamation, and a legal settlement. The reconciliation of adjusted earnings to net income is shown below. Adjusted earnings for the just-ended quarter per diluted share of $0.76 is calculated as adjusted net income of $174.146 million, divided by 229,138,024 average dilutive shares outstanding. Adjusted earnings for the prior year quarter per diluted share of $0.45 is calculated as adjusted net income of $102.917 million, divided by 228,081,103 average dilutive shares outstanding.
Definition: Adjusted EBIT is defined as Adjusted Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although Adjusted EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate Adjusted EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted EBIT, EBITDA and adjusted earnings to financial net income attributable to CONSOL Energy Shareholders is as follows:

	Three Months Ended June 30,
	2011	2010
Net Income Attributable to CONSOL Energy Shareholders	$77,384	$66,668
Add Adjustments:
Asset Abandonment - Mine 84	115,479	—
Loss on Debt Extinguishment	16,090	—
Coal Contract Buyout	5,214	—
OPEB/Pension Revision	13,926	—
Acquisition and Financing Fees	—	17,515
Pre-tax Fola Reclamation (non-cash)	—	27,900
Legal Accruals/Settlements	—	15,000
Total Pre-tax Adjustments	150,709	60,415

Less Tax Impact of Adjustments	(53,947)	(24,166)

Net Income Impact of Adjustments	96,762	36,249

Adjusted Net Income	174,146	102,917
Add: Interest Expense	64,597	65,038
Less: Interest Income	(240)	(576)
Add: Income Taxes	21,400	25,248
Add: Income Taxes on Adjustments	53,947	24,166

Adjusted Earnings Before Interest & Taxes (Adjusted EBIT)	313,850	216,793

Add: Depreciation, Depletion & Amortization	157,800	132,764

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)	$471,650	$349,557

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our ability to negotiate a new agreement with the United Mine Workers' of America and our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights on some of our properties; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions that we recently have completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in the 2010 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investor: Brandon Elliott at (724) 485-4526; Dan Zajdel at (724) 485-4169
Media: Lynn Seay at (724) 485-4065

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT
(Unaudited)
(Dollars in millions)

	Three Months Ended June 30, 2011
	Produced	Other	Total			Total
	Coal	Coal	Coal	Gas	Other	Company
Sales	$1,178	$34	$1,212	$191	$84	$1,487
Gas Royalty Interest	—	—	—	16	—	16
Freight Revenue	60	—	60	—	—	60
Other Income	4	14	18	4	3	25
Total Revenue and Other Income	1,242	48	1,290	211	87	1,588

Cost of Goods Sold	649	83	732	81	116	929
Loss on Debt Extinguishment	—	—	—	—	16	16
Gas Royalty Interests' Costs	—	—	—	14	—	14
Freight Expense	59	—	59	—	—	59
Selling, General & Admin.	29	21	50	28	(35)	43
DD&A	95	7	102	52	5	159
Abandonment of Long-Lived Assets	—	115	115	—	—	115
Interest Expense	—	—	—	2	63	65
Taxes Other Than Income	69	11	80	6	3	89
Total Costs	901	237	1,138	183	168	1,489

Earnings Before Income Taxes	$341	$(189)	$152	$28	$(81)	$99

Income Tax						$22

Net Income						$77

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Sales—Outside	$1,486,000	$1,220,116	$2,871,478	$2,389,630
Sales—Gas Royalty Interests	16,273	14,151	35,108	28,490
Sales—Purchased Gas	1,162	1,740	2,142	4,756
Freight—Outside	59,572	28,075	96,440	59,275
Other Income	24,921	25,265	48,137	47,256
Total Revenue and Other Income	1,587,928	1,289,347	3,053,305	2,529,407
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	927,399	818,771	1,741,108	1,585,633
Acquisition and Financing Fees	—	17,515	—	64,078
Loss on Debt Extinguishment	16,090	—	16,090	—
Gas Royalty Interests Costs	14,366	11,528	31,173	23,725
Purchased Gas Costs	1,776	1,339	2,452	3,647
Freight Expense	59,572	28,075	96,251	59,275
Selling, General and Administrative Expenses	43,423	39,045	83,619	69,175
Depreciation, Depletion and Amortization	157,800	132,764	306,862	251,950
Abandonment of Long-Lived Assets	115,479	—	115,479	—
Interest Expense	64,597	65,038	131,079	73,183
Taxes Other Than Income	88,642	79,124	179,331	160,425
Total Costs	1,489,144	1,193,199	2,703,444	2,291,091
Earnings Before Income Taxes	98,784	96,148	349,861	238,316
Income Taxes	21,400	25,248	80,328	59,534
Net Income	77,384	70,900	269,533	178,782
Less: Net Income Attributable to Noncontrolling Interest	—	(4,232)	—	(11,845)
Net Income Attributable to CONSOL Energy Inc. Shareholders	$77,384	$66,668	$269,533	$166,937
Earnings Per Share:
Basic	$0.34	$0.30	$1.19	$0.82
Dilutive	$0.34	$0.29	$1.18	$0.81
Weighted Average Number of Common Shares Outstanding:
Basic	226,647,752	225,715,539	226,499,994	203,842,526
Dilutive	229,138,024	228,081,103	228,917,335	206,311,383
Dividends Paid Per Share	$0.10	$0.10	$0.20	$0.20

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	(Unaudited)
	June 30, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$26,519	$32,794
Accounts and Notes Receivable:
Trade	433,626	252,530
Other Receivables	23,318	21,589
Accounts Receivable—Securitized	70,000	200,000
Inventories	259,663	258,538
Deferred Income Taxes	174,612	174,171
Recoverable Income Taxes	44,920	32,528
Prepaid Expenses	118,192	142,856
Total Current Assets	1,150,850	1,115,006
Property, Plant and Equipment:
Property, Plant and Equipment	15,070,923	14,951,358
Less—Accumulated Depreciation, Depletion and Amortization	4,826,375	4,822,107
Total Property, Plant and Equipment—Net	10,244,548	10,129,251
Other Assets:
Deferred Income Taxes	461,581	484,846
Restricted Cash	20,291	20,291
Investment in Affiliates	100,951	93,509
Other	222,897	227,707
Total Other Assets	805,720	826,353
TOTAL ASSETS	$12,201,118	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	(Unaudited)
	June 30, 2011	December 31, 2010
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$351,356	$354,011
Short-Term Notes Payable	260,750	284,000
Current Portion of Long-Term Debt	25,283	24,783
Borrowings Under Securitization Facility	70,000	200,000
Other Accrued Liabilities	836,862	801,991
Total Current Liabilities	1,544,251	1,664,785
Long-Term Debt:
Long-Term Debt	3,126,061	3,128,736
Capital Lease Obligations	56,186	57,402
Total Long-Term Debt	3,182,247	3,186,138
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	3,085,834	3,077,390
Pneumoconiosis Benefits	175,523	173,616
Mine Closing	401,439	393,754
Gas Well Closing	116,096	130,978
Workers’ Compensation	149,025	148,314
Salary Retirement	136,366	161,173
Reclamation	46,661	53,839
Other	149,627	144,610
Total Deferred Credits and Other Liabilities	4,260,571	4,283,674
TOTAL LIABILITIES	8,987,069	9,134,597
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 226,695,195 Outstanding at June 30, 2011; 227,289,426 Issued and 226,162,133 Outstanding at December 31, 2010	2,273	2,273
Capital in Excess of Par Value	2,207,429	2,178,604
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,883,610	1,680,597
Accumulated Other Comprehensive Loss	(850,554)	(874,338)
Common Stock in Treasury, at Cost—594,231 Shares at June 30, 2011 and 1,127,293 Shares at December 31, 2010	(23,580)	(42,659)
Total CONSOL Energy Inc. Stockholders’ Equity	3,219,178	2,944,477
Noncontrolling Interest	(5,129)	(8,464)
TOTAL EQUITY	3,214,049	2,936,013
TOTAL LIABILITIES AND EQUITY	$12,201,118	$12,070,610

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013
(Unaudited)
Net Income	—	—	269,533	—	—	269,533	—	269,533
Treasury Rate Lock (Net of $59 Tax)	—	—	—	(96)	—	(96)	—	(96)
Gas Cash Flow Hedge (Net of $2,332 Tax)	—	—	—	(2,944)	—	(2,944)	—	(2,944)
Actuarially Determined Long-Term Liability Adjustments (Net of $16,693 Tax)	—	—	—	26,824	—	26,824	—	26,824
Comprehensive Income	—	—	269,533	23,784	—	293,317	—	293,317
Issuance of Treasury Stock	—	—	(21,227)	—	19,079	(2,148)	—	(2,148)
Tax Benefit From Stock-Based Compensation	—	3,250	—	—	—	3,250	—	3,250
Amortization of Stock-Based Compensation Awards	—	25,575	—	—	—	25,575	—	25,575
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	3,335	3,335
Dividends ($0.20 per share)	—	—	(45,293)	—	—	(45,293)	—	(45,293)
Balance at June 30, 2011	$2,273	$2,207,429	$1,883,610	$(850,554)	$(23,580)	$3,219,178	$(5,129)	$3,214,049

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Operating Activities:
Net Income	77,384	70,900	$269,533	$178,782
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	157,800	132,764	306,862	251,950
Abandonment of Long-Lived Assets	115,479	—	115,479	—
Stock-Based Compensation	12,129	10,100	25,575	20,049
(Gain) Loss on Sale of Assets	(4,816)	(2,305)	(5,139)	(866)
Loss on Debt Extinguishment	16,090	—	16,090	—
Amortization of Mineral Leases	1,110	1,791	3,578	3,981
Deferred Income Taxes	(15,507)	4,515	7,592	7,740
Equity in Earnings of Affiliates	(5,831)	(4,819)	(11,312)	(8,692)
Changes in Operating Assets:
Accounts and Notes Receivable	(24,196)	75,819	(51,097)	(76,977)
Inventories	27,727	36,108	(1,708)	13,607
Prepaid Expenses	16,094	3,930	23,679	4,712
Changes in Other Assets	5,858	10,687	15,307	19,475
Changes in Operating Liabilities:
Accounts Payable	13,905	(19,816)	21,184	25,409
Other Operating Liabilities	(52,472)	40,551	23,391	64,643
Changes in Other Liabilities	16,086	(32,535)	29,607	(18,008)
Other	3,399	4,042	6,862	20,037
Net Cash Provided by Operating Activities	360,239	331,732	795,483	505,842
Investing Activities:
Capital Expenditures	(330,663)	(312,281)	(585,441)	(577,625)
Acquisition of Dominion Exploration and Production Business	—	(3,475,665)	—	(3,475,665)
Purchase of CNX Gas Noncontrolling Interest	—	(991,034)	—	(991,034)
Proceeds from Sales of Assets	7,180	2,335	7,480	2,487
Net Investment in Equity Affiliates	2,400	5,551	3,870	5,101
Net Cash Used in Investing Activities	(321,083)	(4,771,094)	(574,091)	(5,036,736)
Financing Activities:
Proceeds from (Payments on) Short-Term Borrowings	90,250	(207,600)	(23,250)	(114,300)
Payments on Miscellaneous Borrowings	(3,407)	(2,103)	(7,105)	(5,590)
Proceeds from (Payments on) Securitization Facility	70,000	150,000	(130,000)	150,000
Payments on Long Term Notes, including Redemption Premium	(265,785)	—	(265,785)
Proceeds from Issuance of Long-Term Notes	—	2,750,000	250,000	2,750,000
Tax Benefit from Stock-Based Compensation	875	6,576	4,181	9,714
Dividends Paid	(22,668)	(22,578)	(45,293)	(40,694)
Proceeds from Issuance of Common Stock	—	—	—	1,828,862
Issuance of Treasury Stock	1,313	940	5,012	2,175
Debt Issuance and Financing Fees	(10,910)	(80,567)	(15,427)	(80,567)
Net Cash (Used in) Provided by Financing Activities	(140,332)	2,594,668	(227,667)	4,499,600
Net Decrease in Cash and Cash Equivalents	(101,176)	(1,844,694)	(6,275)	(31,294)
Cash and Cash Equivalents at Beginning of Period	127,695	1,879,007	32,794	65,607
Cash and Cash Equivalents at End of Period	$26,519	$34,313	$26,519	$34,313